Text of Recording for 800 Number Telephone Call-In



Hello. My name is Michael Karagianis and I am the Assistant Vice President of First Australia Prime Income Fund, Inc. This briefing is to provide an initial review of the March 19, 2001 Proxy Statement for the First Australia Prime Income Fund, soon to be named Aberdeen Asia-Pacific Income Fund, Inc. (The symbol, however, will remain FAX.) The proxy statement has been sent to FAX shareholders of record as at March 5, 2001, requesting their affirmative vote for various proposals at the FAX Annual Shareholder Meeting being held on April 19, 2001.

Shareholder approval has been requested on several proposals, which would enable First Australia Prime Income Fund to increase its investment in Asian debt markets. The Fund is seeking shareholder approval to amend the Fund's investment objective and obtain current income, possibly also achieving incidental capital appreciation, without having to invest primarily in Australian debt securities. The Fund is also seeking shareholder approval to amend its current investment policies, and to enable the Fund to have the ability to change the investment policies later, subject only to Board of Director approval. In addition, the Fund is seeking shareholder approval to amend its investment restrictions which are not required by the Investment Company Act of 1940.

For background, over the past few years Australia has experienced a structural change leading government bond yields down to now be only modestly above those yields available on U.S. Treasuries. First Australia Prime Income Fund's Manager and Adviser expect this to continue for the foreseeable future.

The Fund, with shareholder approval, began adding Asian bonds in 1998, subject to a maximum of 35% of the Fund's total assets. This has contributed significantly to yield, currency, and capital gains. Both U.S. dollar denominated Asian Bonds (known as Yankees) and Asian currency denominated bonds, have partly shielded the portfolio from the negative impact of the Australian dollar depreciation versus the U.S. dollar over the past year.

With First Australia Prime Income Fund's Asian bonds now totaling 30% of total assets, there is limited scope to increase earnings and currency diversification without increasing the 35% limit. The proposed change in the Fund's objective and policies would permit Asian bond investments up to 80% of the Fund's total assets.

Currently there are many yield opportunities in Asia, such as Korean domestic 10-year bonds trading around 7%, and lesser-grade corporate bonds trading between 10% and 12%. The Philippine domestic 10-year bond market is yielding around 15% currently. The US Dollar Yankee market yields as a whole between 8% and 9%, with certain issuers offering double-digit yields.

First Australia Prime Income Fund is asking shareholders approval for policies to be able to do the following:

     Firstly,   increase  Asian  debt  to  a  maximum  of  80%  of  investments.
(Currently, this is limited to 35% of investments.)

     Secondly, reduce the minimum investment in Australian debt to 20% of investments. (Currently, the minimum is 65% of investments.)

     Third, increase to a maximum of 35% the Fund's investment in Asian debt securities rated, or considered by the investment manager to be, below investment grade. (Currently, this maximum is 15%.)

     Fourth, allow a maximum of 10% of investments to be rated below B-. (Currently, these investments are not allowed.)

     Fifth, expand the category of derivatives which may be utilized by the fund, such as for adjusting Asian currency exposure and duration, and minimizing transaction costs. Derivatives would also be used to be able to hedge Australian currency risk, and in general would not be used to leverage First Australia Prime Income Fund.

For future flexibility in dealing with changing markets and other conditions, and to reduce delays and costs, First Australia Prime Income Fund asks shareholders to approve that any subsequent changes to the Fund's investment policies be subject only to approval by the Board.

First Australia Prime Income Fund's Investment Manager and Adviser expect that First Australia Prime Income Fund's average credit quality with these changes will be lowered from AA- to BBB+, both of which are within the S&P investment grade guidelines, and intend that the proposed alterations to the Fund's portfolio and credit quality will not have an adverse effect on the Fund's preferred stock and its credit rating.

The Fund's Investment Manager and Investment Adviser propose to implement the increased investment in Asian debt securities gradually, with an initial target of a 50% investment in Asia (from the approximate 30% currently held) over the next 18 months.

This is an important time in the development of Australian and Asian economies, bond and currency markets. A "FOR" vote on the proxies are required to approve the proposals. In fact, because of the voting requirements, to approve the proposals, shareholders who do not vote will effectively be voting against the proposals.

Overall, approval of the proposals would afford the Fund more investment management flexibility in the Australian and Asian currency and bond markets, noting added risk factors, and enable the Fund to try to create higher yields and greater diversification as to credits, currencies, countries and hedging activities.

For a more complete explanation of the proposals, and information such as regarding officers and directors, and discussion of risks involved in Asian debt investment, management of credit risk, the risk of derivatives, risks involved in leverage, and Australian and Asian outlooks, please refer to the proxy statement. Additional copies of the proxy statement are available from the Proxy Solicitor, Innisfree M&A, on 800-750-5834, who may also answer questions on registered and beneficial shareholder voting procedures.